Calculation of Filing Fee Tables
S-8
ADVANCED ENERGY INDUSTRIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	2,500,000	$ 349.65	$ 874,125,000.00	0.0001381	$ 120,716.66
Total Offering Amounts:						$ 874,125,000.00		$ 120,716.66
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 120,716.66
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Advanced Energy Industries, Inc. (the "Registrant") that become issuable under the Advanced Energy Industries, Inc. 2023 Omnibus Incentive Plan (the "Plan") in accordance with the adjustment and anti-dilution provisions of the Plan. (2) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $349.65, the average of the high and low price per share of the Registrant's common stock on May 5, 2026, as reported on the Nasdaq Global Select Market. (3) Represents shares of the Registrant's common stock issuable under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources